BCB Bancorp, Inc., Announces Increase in Annual Earnings

Bayonne, N.J. - February 9, 2010 (BUSINESS WIRE) - BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP - News) announced an increase in net earnings of $276,000 or 8.0% to $3.75 million for the year ended December 31, 2009 from $3.47 million for the year ended December 31, 2008. Basic and diluted earnings per share were $0.81 and $0.80, respectively, for the year ended December 31, 2009 as compared to $0.75 and $0.74, respectively, for the year ended December 31, 2008. The weighted average number of common shares outstanding for the year ended December 31, 2009 for basic and diluted earnings per share calculations was 4,655,000 and 4,676,000 respectively. The weighted average number of shares outstanding for the year ended December 31, 2008 for basic and diluted earnings per share calculation purposes was 4,629,000 and 4,706,000.

Total assets increased by $52.9 million or 9.1% to $631.5 million at December 31, 2009 from $578.6 million at December 31, 2008. Total cash and cash equivalents increased by $60.5 million to $67.3 million at December 31, 2009 from $6.8 million at December 31, 2008. Securities held-to-maturity decreased by $8.7 million or 6.2% to $132.6 million at December 31, 2009 from $141.3 million at December 31, 2008. Loans receivable decreased by $4.9 million or 1.2% to $401.9 million at December 31, 2009 from $406.8 million at December 31, 2008. Deposit liabilities increased by $53.2 million or 13.0% to $463.7 million at December 31, 2009 from $410.5 million at December 31, 2008. Total stockholders' equity increased by $1.7 million or 3.4% to $51.4 million at December 31, 2009 from $49.7 million at December 31, 2008. The increase in stockholders' equity primarily reflects net income of $3.75 million for the year ended December 31, 2009 and the exercise of stock options during the year to purchase 11,933 shares of the Company's common stock for a total of approximately $63,000, partially offset by the repurchase of 4,072 shares of the Company's common stock in the stock repurchase plans in place and undertaken during the year totaling $39,000 and cash dividends paid to shareholders during the year totaling $2.2 million.

Net income increased by $276,000 or 8.0% to $3.75 million for the year ended December 31, 2009 from $3.47 million for the year ended December 31, 2008. The increase in net income resulted primarily from an increase in non-interest income, partially offset by a decrease in net interest income and increases in the provision for loan losses, non-interest expense and income taxes.

Net interest income decreased by $576,000 or 2.9% to $19.4 million for the year ended December 31, 2009 from $20.0 million for the year ended December 31, 2008. The decrease in net interest income resulted primarily from a decrease in the average yield on interest earning assets to 5.74% for the year ended December 31, 2009 from 6.49% for the year ended December 31, 2008, partially offset by an increase of $34.3 million or 6.1% in the average balance of interest earning assets to $598.8 million for the year ended December 31, 2009 from $564.5 million for the year ended December 31, 2008. The average balance of interest bearing liabilities increased by $34.3 million or 7.0% to $525.0 million at December 31, 2009 from $490.7 million at December 31, 2008 while the average

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cost of  interest  bearing  liabilities  decreased  to 2.86% for the year  ended
December 31, 2009 from 3.40% for the year ended December 31, 2008. As a result of the aforementioned, our net interest margin decreased to 3.24% for the year ended December 31, 2009 from 3.54% for the year ended December 31, 2008.

Donald Mindiak, President & CEO commented, "balance sheet growth has continued at a measured pace commensurate with our capital levels. Operating results improved and as a result, earnings per share increased during 2009 by $0.06 or 8.0% and 8.1%, respectively, to $0.81 and $0.80 basic and diluted from $0.75 and $0.74, respectively for 2008. Since asset quality remains the most critical component of management's focus, loan loss provision accruals were increased over prior year by $250,000, to $1.55 million, reflecting management's assessment of possible and estimable losses on our portfolio. The increase in the allowance also reflects management's review of the strength of the local economy during the current recession. Our business combination transaction with Pamrapo Bancorp, Inc., continues its progress toward completion and it is now anticipated to be completed late in the first quarter of 2010."

Mr. Mindiak continued, "The Board of Directors, unanimously declared a quarterly cash dividend of $0.12/share, payable on Monday February 15, 2010, consistent with our prior quarter's amount. The payment of cash dividends represents the Board's philosophy of providing our shareholders' with a competitive return on their investment. We are proud to have paid continuing cash dividends for the past twelve quarters. As financial institutions continue to manage the intricacies of this challenging operating environment, we will continue to research and explore initiatives that have the capacity of increasing franchise and shareholder value."

BCB Community Bank presently operates four offices, three located in Bayonne and one located in Hoboken, New Jersey.

Questions regarding the content of this release should be directed to either Donald Mindiak, President & CEO, or Thomas Coughlin, COO & Principal Accounting Officer at 201-823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally

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identified  by use  of  words  "anticipate,"  "believe,"  "estimate,"  "expect,"
"intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing

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and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company's control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.



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

Consolidated Statements of Financial Condition
(Unaudited)                                                                                       December 31,
                                                                                          -----------------------------
                                                                                             2009               2008
                                                                                          ----------         ----------
                                                                                          (In Thousands, except for share
                                                                                             data and per share data)
   Merger related expenses

     Cash and amounts due from depository institutions                                       $    3,587          $     3,495
     Interest-earning deposits                                                                   63,760                3,266
                                                                                        ---------------      ---------------

         Cash and Cash Equivalents                                                               67,347                6,761

     Securities available for sale                                                                1,346                  888
     Securities held to maturity, fair value $133,050 and $143,245
        Respectively                                                                            132,644              141,280
     Loans held for sale                                                                          4,275                1,422
     Loans receivable, net of allowance for loan losses of $6,644 and $5,304
         respectively                                                                           401,872              406,826
     Premises and equipment                                                                       5,359                5,627
     Federal Home Loan Bank of New York stock                                                     5,714                5,736
     Interest receivable                                                                          3,799                3,884
     Real Estate Owned                                                                            1,270                1,435
     Deferred income taxes                                                                        3,618                3,113
     Other assets                                                                                 4,259                1,652
                                                                                        ---------------      ---------------
         Total Assets                                                                          $631,503             $578,624
                                                                                        ===============      ===============
                      Liabilities and Stockholders' Equity

Liabilities

     Non-interest bearing deposits                                                              $37,082              $30,561
     Interest bearing deposits                                                                  426,656              379,942
                                                                                        ---------------      ---------------
         Total deposits                                                                         463,738              410,503
                                                                                        ---------------      ---------------
     Short-term borrowings                                                                            -                2,000
     Long-term debt                                                                             114,124              114,124
     Other liabilities                                                                            2,250                2,282
                                                                                        ---------------      ---------------
         Total Liabilities                                                                      580,112              528,909
                                                                                        ---------------      ---------------

Stockholders' Equity
     Common stock, stated value $0.06; 10,000,000 shares authorized; 5,195,658
         and 5,183,731 shares, respectively, issued                                                 332                  331
     Paid-in capital                                                                             46,926               46,864
     Treasury stock, at cost, 537,752 and 533,680 shares, respectively                           (8,719)              (8,680)
     Retained earnings                                                                           12,839               11,325
     Accumulated other comprehensive (loss) income                                                   13                 (125)
                                                                                        ---------------      ---------------
         Total Stockholders' Equity                                                              51,391               49,715
                                                                                        ---------------      ---------------
         Total Liabilities and Stockholders' Equity                                            $631,503             $578,624
                                                                                        ===============      ===============

Consolidated Statements of Income
(Unaudited)                                                                             Years Ended December 31,
                                                                      ------------------------------------------------------
                                                                           2009               2008                2007
                                                                            (In Thousands, Except for Per Share Data)
Interest Income
   Loans, including fees                                                      $27,349            $27,248             $24,365
   Securities                                                                   6,982              9,185               8,843
   Other interest-earning assets                                                   47                190               1,182
                                                                      ----------------   ----------------    ---------------
       Total Interest Income                                                   34,378             36,623              34,390
                                                                      ----------------   ----------------    ---------------
Interest Expense
   Deposits:
      Demand                                                                      877              1,046               1,006
      Savings and club                                                          1,157              1,370               1,866
      Certificates of deposit                                                   7,984              9,106              10,109
                                                                      ----------------   ----------------    ---------------
                                                                               10,018             11,522              12,981
   Borrowed money                                                               4,976              5,141               4,236
                                                                      ----------------   ----------------    ---------------
       Total Interest Expense                                                  14,994             16,663              17,217
                                                                      ----------------   ----------------    ---------------
       Net Interest Income                                                     19,384             19,960              17,173

Provision for Loan Losses                                                       1,550              1,300                 600
                                                                      ----------------   ----------------    ---------------
       Net Interest Income after Provision for Loan Losses                     17,834             18,660              16,573
                                                                      ----------------   ----------------    ---------------
Non-Interest  Income
   Fees and service charges                                                       657                689                 629
   Gain on sales of loans originated for sale                                     225                137                 420
   Gain on sale of real estate owned                                               13                  1                  13
   Other than temporary impairment on security                                      -             (2,915)                  -
   Other                                                                           36                 34                  30
                                                                      ----------------   ----------------    ---------------
       Total Non-Interest (Loss) Income                                           931             (2,054)              1,092
                                                                      ----------------   ----------------    ---------------
Non-Interest Expenses
   Salaries and employee benefits                                               5,403              5,492               5,699
   Occupancy expense of premises                                                1,122              1,059               1,000
   Equipment                                                                    2,124              2,019               1,906
   Advertising                                                                    273                241                 326
   Merger related expenses                                                        648                172                   -
   Loss on overdrafts                                                               -                560                   -
   Other                                                                        2,826              1,771               1,787
                                                                      ----------------   ----------------    ---------------
       Total Non-Interest Expenses                                             12,396             11,314              10,718
                                                                      ----------------   ----------------    ---------------
       Income before Income Taxes                                               6,639              5,292               6,947
Income Taxes                                                                    2,621              1,820               2,509
                                                                      ----------------   ----------------    ---------------
       Net Income                                                              $3,748             $3,472              $4,438
                                                                      ================   ================    ===============
Net Income per Common Share
   Basic                                                                       $0.81              $0.75               $0.92
                                                                      ----------------   ----------------    ---------------
   Diluted                                                                     $0.80              $0.74               $0.90
                                                                      ----------------   ----------------    ---------------
Weighted Average Number of Common Shares Outstanding
   Basic                                                                        4,655              4,629               4,818
                                                                      ----------------   ----------------    ---------------
   Diluted                                                                      4,676              4,706               4,943
                                                                      ----------------   ----------------    ---------------